Exhibit 99.1

SYSCO DELIVERS ROBUST FOURTH QUARTER RESULTS AND RAISES FY22 GUIDANCE

DRIVEN BY ACCELERATING SALES

HOUSTON, August 10, 2021 - Sysco Corporation (NYSE: SYY) today announced financial results for its 14-week fourth fiscal quarter and its fiscal year ended July 3, 2021.

Key highlights for the fourth quarter of fiscal year 2021 included:

•	Sales were stronger than expected;

•	Share gains continue, driven by new customer wins;

•	Sysco’s Recipe for Growth strategy advances;

•	Inflation effectively managed;

•	Cash flow stronger than expected, even with significant inventory investments;

•	International operations show profit improvement;

•	Greco and Sons transaction to close imminently;

•	Quarterly dividend increased, maintaining Dividend Aristocrat status; and

•	Currently no signs of Delta variant impacting demand; strong July sales.

“Sysco’s fourth quarter results were strong, reflecting market share gains and industry demand that has continued to rebound earlier and stronger than expected,” said Kevin Hourican, Sysco’s president and chief executive officer. “While labor and product availability costs are pressuring our industry, we planned ahead to be well-positioned and manage through the demand increase resulting from these transitory pressures. I want to thank all of our Sysco associates for their tireless efforts, in particular those on the frontline who are supporting our customers during one of the most dynamic periods in our history. It is through the collective efforts and commitment of our people that we are advancing our Recipe for Growth strategy, and building important new capabilities that position us to better serve our customers and accelerate profitable growth.”

Key financial results for the fourth quarter of fiscal year 2021 included:

•	Sales trends improved as markets reopened; fourth quarter sales increased 82.0% versus the same period in fiscal year 2020 and increased 4.3% versus the same period in fiscal year 2019;

•	Gross profit increased 86.2% to $2.9 billion, and gross margin increased 41 basis points to 18.1%, as compared to the same period last year;

•	Operating income increased 207.2% to $569.7 million, and adjusted[1] operating income increased to $605.2 million, as compared to the same period last year;

•	Earnings before interest, taxes, depreciation and amortization (“EBITDA”) increased to $778.6 million, and adjusted EBITDA increased to $781.1 million, as compared to the same period last year;[2]

[1]

Adjusted financial results, including adjusted operating income (loss), adjusted operating expenses, and adjusted Earnings Per Share (EPS), are non-GAAP financial measures that exclude certain items, which primarily include adjustments to our bad debt reserve specific to aged receivables existing prior to the COVID-19 pandemic, goodwill impairment charges, restructuring costs, transformational project costs and acquisition-related costs. Specific to adjusted EPS, this year’s fourth quarter and fiscal 2021 Certain Items include the impact of a gain on sale of property and the impact of a U.K. tax law change. The fiscal 2021 Certain Items include the impact of a loss on the sale of Cake Corporation and our Spain operations. Reconciliations of all non-GAAP financial measures to the nearest respective GAAP financial measure are included at the end of this release.

[2]	EBITDA and adjusted EBITDA are non-GAAP financial measures. Reconciliations of all non-GAAP financial measures to the nearest respective GAAP financial measure are included at the end of this release.

•

Earnings per share (“EPS”)[3] increased to $0.29 compared to a loss per share of $1.22 in the same period last year; and adjusted[1] EPS increased to $0.71 compared to a loss per share of $0.29 in the same period last year.

Key financial results for fiscal year 2021 include:

•	Sales decreased 3.0% to $51.3 billion versus fiscal year 2020 and decreased 14.7% versus fiscal year 2019;

•	Gross profit decreased 5.5% to $9.4 billion, and gross margin decreased 48 basis points to 18.2%, as compared to the prior year;

•	Operating income increased 91.8% to $1.4 billion, and adjusted¹ operating income decreased 14.7% to $1.5 billion, as compared to the prior year;

•	EBITDA increased 46.1% to $2.2 billion, and adjusted EBITDA decreased 9.1% to $2.2 billion, as compared to the prior year;[2]

•	EPS increased to $1.02 compared to $0.42 in the prior year; adjusted[1] EPS decreased to $1.44 compared to $2.01 in the prior year;

•	Cash flow from operations increased 17.6% to $1.9 billion, and free cash flow[4] increased 61.0% to $1.5 billion, as compared to the prior year; and

•	The company exceeded its cash flow from operations guidance and reduced debt more than planned, totaling $3.4 billion in debt reduction during the year.

“We’re very pleased with our financial results in the fourth quarter, including particularly strong free cash flow performance,” said Aaron Alt, Sysco’s chief financial officer. “Strong sales that surpassed 2019 levels, combined with solid management of inflation and cost, are underpinning our confidence to raise our EPS guidance for fiscal year 2022 to $3.33 to $3.53.”

Fourth Quarter Fiscal 2021 Results

Total Sysco

Sales for the fourth quarter were $16.1 billion, an increase of 82.0% compared to the same period last year. The exit rate for the fourth quarter was stronger than the overall quarter, as select geographic markets in which we operate continue to drive the recovery as restrictions ease.

Gross profit increased 86.2% to $2.9 billion, and gross margin increased 41 basis points to 18.1%, compared in each case to the same period last year. The increase in gross profit for the fourth quarter was primarily driven by higher volumes as COVID-19 restrictions continued to ease.

Operating expenses increased $248.9 million, or 11.9%, compared to the same period last year, driven by increased volume, one-time expenses associated with the snap-back, and investments against our transformation initiatives. Adjusted operating expenses increased $711.1 million, or 44.5%, compared to the same period last year.

Operating income was $569.7 million, an increase of $1.1 billion, or 207.2%, compared to the same period last year. Adjusted operating income was $605.2 million, an increase of $639.1 million compared to the same period last year.

U.S. Foodservice Operations

The U.S. Foodservice Operations segment saw both local sales and case growth increase versus fiscal year 2019.

Sales for the fourth quarter were $11.5 billion, an increase of 88.4% compared to the same period last year. Local case volume within U.S. Broadline operations increased 74.3% for the fourth quarter, while total case volume within U.S. Broadline operations increased 71.4%. Both increases represent organic growth.

[3]	Earnings Per Share (EPS) are shown on a diluted basis unless otherwise specified.
[4]

Free cash flow is a non-GAAP measure that represents net cash provided from operating activities less purchases of plant and equipment and includes proceeds from sales of plant and equipment. Reconciliations for all non-GAAP measures are included at the end of this release.

Gross profit increased 90.0% to $2.2 billion, and gross margin increased 17 basis points to 19.2%, compared in each case to the same period last year. Product cost inflation was 10.2% in U.S. Broadline, as measured by the estimated change in Sysco’s product costs, primarily in the poultry, meat, and paper and disposables categories.

Operating expenses increased $252.4 million, or 22.4%, compared to the same period last year. Adjusted operating expenses increased $396.6 million, or 39.6%, compared to the same period last year.

Operating income was $837.4 million, an increase of $796.8 million, compared to the same period last year. Adjusted operating income was $817.6 million, an increase of $652.7 million, compared to the same period last year.

International Foodservice Operations

The International Foodservice Operations segment experienced expected operating income improvement compared to the prior quarter and prior year.

Sales for the fourth quarter were $2.5 billion, an increase of 83.4% compared to the same period last year. On a constant currency basis, sales for the fourth quarter were $2.2 billion, an increase of 65.2% compared to the same period last year. Foreign exchange rates increased International Foodservice Operations sales by 18.1% and total Sysco sales by 2.9% during the quarter.

Gross profit increased 88.6% to $496.0 million, and gross margin increased 54 basis points to 19.9%, compared in each case to the same period last year. On a constant currency basis, gross profit increased 70.4% to $448.2 million. Foreign exchange rates increased International Foodservice Operations gross profit by 18.2% and total Sysco gross profit by 3.2% during the quarter.

Operating expenses decreased $113.9 million, or 17.8%, compared to the same period last year. Adjusted operating expenses increased $163.0 million, or 48.9%, compared to the same period last year mainly due to transformation costs incurred in fiscal year 2020. On a constant currency basis, adjusted operating expenses increased $118.3 million, or 35.5%, compared to the same period last year. Foreign exchange rates increased International Foodservice Operations operating expense by 13.4% and total Sysco operating expense by 3.0% during the quarter.

The International Foodservice Operations segment delivered an operating loss of $30.4 million, an improvement of $346.9 million compared to the same period last year. Adjusted operating income increased $70.0 million compared to the same period last year, resulting in break-even operating profit for the quarter. On a constant currency basis, adjusted operating loss was $3.1 million, an improvement of $66.9 million compared to the same period last year. Foreign exchange rates decreased International Foodservice Operations operating loss by $3.1 million and reduced total Sysco operating income by $2.5 million during the quarter.

Fiscal 2021 Results

Total Sysco

Sales for fiscal 2021 were $51.3 billion, a decrease of 3.0% compared to the prior year. The exit rate for the year was strong, as select geographic markets continued to drive the recovery due primarily to easing restrictions in the areas in which we operate.

Gross profit decreased 5.5% to $9.4 billion, and gross margin decreased 48 basis points to 18.2%, compared in each case to the prior year. The decline in gross profit for the year was primarily driven by lower volumes due to COVID.

Operating expenses decreased $1.2 billion, or 13.5%, compared to the prior year, driven by lower volumes due to COVID and successful achievement of cost-out program initiatives. Adjusted operating expenses decreased $293.1 million, or 3.6%, compared to the prior year.

Operating income was $1.4 billion, an increase of $687.7 million, or 91.8%, compared to the prior year. Adjusted operating income was $1.5 million, a decrease of $251.8 million, or 14.7%, compared to the prior year.

U.S. Foodservice Operations

Sales for fiscal 2021 were $35.7 billion, a decrease of 2.9% compared to the prior year. Local case volume within U.S. Broadline operations decreased 1.1% for fiscal 2021, of which a decrease of 1.2% was organic, while total case volume within U.S. Broadline operations decreased 5.8%, of which a decrease of 5.9% was organic.

Gross profit decreased 3.4% to $7.0 billion, and gross margin decreased 11 basis points to 19.6%, compared in each case to the prior year. Product cost inflation was 4.3% in U.S. Broadline, as measured by the estimated change in Sysco’s product costs, primarily in the paper and disposables, poultry, and meat categories.

Operating expenses decreased $699.4 million, or 13.3%, compared to the prior year. Adjusted operating expenses decreased $319.7 million, or 6.4%, compared to the prior year.

Operating income was $2.5 billion, an increase of $453.4 million, or 22.6%, compared to the prior year. Adjusted operating income was $2.3 billion, an increase of $73.6 million, or 3.3%, compared to the prior year.

International Foodservice Operations

Sales for fiscal 2021 were $8.4 billion, a decrease of $1.3 billion, or 13.7%, compared to the prior year. On a constant currency basis, sales for fiscal 2021 were $7.9 billion, a decrease of 18.3% compared to the prior year. Foreign exchange rates increased International Foodservice Operations sales by 4.6% and total Sysco sales by 0.9% during the year.

Gross profit decreased 15.8% to $1.6 billion, and gross margin decreased 51 basis points to 19.7%, compared in each case to the prior year. On a constant currency basis, gross profit decreased 20.5% to $1.6 billion, as compared to the prior year. Foreign exchange rates increased International Foodservice Operations gross profit by 4.7% and total Sysco gross profit by 1.0% during the year.

Operating expenses decreased $448.7 million, or 19.3%, compared to the prior year. Adjusted operating expenses decreased $72.9 million, or 3.9%, compared to the prior year. On a constant currency basis, adjusted operating expenses decreased $173.9 million, or 9.4%, compared to the prior year. Foreign exchange rates increased International Foodservice Operations operating expense by 5.5% and total Sysco operating expense by 1.3% during the year.

The International Foodservice Operations segment delivered an operating loss of $232.4 million, an improvement of $139.0 million compared to the prior year. Adjusted operating loss was $128.8 million, a decrease of $236.8 million, or 219.2%, compared to the prior year. On a constant currency basis, adjusted operating loss was $119.3 million, a decrease of $227.3 million, or 210.4%, compared to the prior year. Foreign exchange rates increased International Foodservice Operations operating loss by 8.8% and reduced total Sysco operating income by 0.6% during the year.

Balance Sheet, Capital Spending and Cash Flow

Capital expenditures, net of proceeds from sales of plant and equipment, for fiscal 2021 were $280.2 million lower compared to the prior year.

Cash flow from operations was $1.9 billion for fiscal 2021, which was $285.2 million higher compared to the prior year. Free cash flow4 for fiscal 2021 was $1.5 billion, which was $565.3 million higher compared to the prior year. The improvement in cash flow was driven by higher earnings, improved working capital, lower capital spending and lower cash taxes paid during the year.

Conference Call & Webcast

Sysco will host a conference call to review the company’s fourth quarter and full fiscal 2021 financial results on Tuesday, August 10, 2021, at 10:00 a.m. Eastern. A live webcast of the call, accompanying slide presentation and a copy of this news release will be available online at investors.sysco.com.

Key Highlights:

	14-Week Period Ended		53-Week Period Ended
Financial Comparison:	July 3, 2021	Change	July 3, 2021	Change
Sales	$16.1 billion	82.0%	$51.3 billion	-3.0%
Gross profit	$2.9 billion	86.2%	$9.4 billion	-5.5%
Gross Margin	18.1%	41 bps	18.2%	-48 bps
GAAP:
Operating expenses	$2.3 billion	11.9%	$7.9 billion	-13.5%
Certain Items	$35.5 million	-92.9%	$22.9 million	-97.6%
Operating Income	$569.7 million	207.2%	$1.4 billion	91.8%
Operating Margin	3.5%	953 bps	2.8%	138 bps
Net Earnings	$151.1 million	124.4%	$524.2 million	143.3%
Diluted Earnings Per Share	$0.29	123.8%	$1.02	142.9%
Non-GAAP (1):
Operating Expenses	$2.3 billion	44.5%	$7.9 billion	-3.6%
Operating Income	$605.2 million	NM	$1.5 billion	-14.7%
Operating Margin	3.8%	413 bps	2.8%	-39 bps
EBITDA	$778.6 million	NM	$2.2 billion	46.1%
Adjusted EBITDA	$781.1 million	NM	$2.2 billion	-9.1%
Net Earnings	$366.3 million	NM	$740.4 million	-28.3%
Diluted Earnings Per Share (2)	$0.71	NM	$1.44	-28.4%
Case Growth:
U.S. Broadline	71.4%		-5.8%
Local	74.3%		-1.1%
Sysco Brand Sales as a % of Cases:
U.S. Broadline	37.7%	75 bps	37.6%	-87 bps
Local	45.3%	26 bps	44.6%	-212 bps

Note:

(1)	Reconciliations of all non-GAAP financial measures to the nearest respective GAAP financial measures are included at the end of this release.
(2)	Individual components in the table above may not sum to the totals due to the rounding.
NM	represents that the percentage change is not meaningful.

Forward-Looking Statements

Statements made in this press release or in our earnings call for the fourth quarter of fiscal 2021 that look forward in time or that express management’s beliefs, expectations or hopes are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the views of management at the time such statements are made and are subject to a number of risks, uncertainties, estimates, and assumptions that may cause actual results to differ materially from current expectations. These statements include statements concerning: the effect, impact, potential duration or other implications of the coronavirus (“COVID-19”) pandemic and any expectations we may have with respect thereto, including the extent and duration of lockdowns in the U.S. and Europe; our expectations regarding the pace and timing of the business recovery; our belief in Sysco’s ability to take market share, and our expectations regarding future market share gains in fiscal 2022 and 2024; our expectations regarding the continuation of an inflationary environment and our strategies to combat the short- and medium-term impacts of inflation; our expectations regarding improvements in the travel, hospitality and foodservice management sectors of our business; our expectations regarding the positive impact that increased sales and disciplined expense management will have on our international results; our expectations that we will benefit significantly in fiscal 2022 from improving international financials; our expectations regarding the installation of our new pricing systems nationally by the end of calendar year 2021; statements relating to our ability to accelerate profitable growth; our expectations regarding the timing of the closing of the Greco and Sons acquisition and the impact of the acquisition on our business; our expectations regarding our ability to grow faster than the total market in fiscal 2022 and fiscal 2024; our plans and expectations regarding the Sysco Driver Academy; statements regarding our savings goals from fiscal 2023 through fiscal 2024; the effects of our continuing investments in digital technology; our ability to deliver against our strategic priorities; statements regarding economic trends in the United States and abroad; our plans to reduce indebtedness by the end of fiscal 2022, including the repayment of notes in fiscal 2022; our commitments to further reduce debt in fiscal 2022; our expectations regarding our ability to hit our leverage target; our expectations regarding our dividend payments in calendar year 2022; statements regarding cost-out programs and benefits associated with our growth initiatives in both fiscal 2023 and 2024, including rates of growth and share gains; our expectations regarding gross profits and sales in fiscal 2022; our expectations regarding the effects of our cost savings, including effects on profit growth; the pace of implementation of our business transformation initiatives; our expectations regarding the ability of our transformational initiatives to drive future value; our expectations regarding our overall effective tax rate in fiscal 2022; our expectations regarding our earnings per share and adjusted earnings per share in fiscal 2022; our expectations regarding capital expenditures and our net debt to EBITDA target; our plans to maintain a strong balance sheet; our expectations that we will have more than adequate capital for our planned investments; our expectations regarding our share repurchase program; our expectations regarding the return of capital to shareholders in fiscal 2022; our expectations regarding cash from operations; our commitments to responsible growth and efficiency improvements; our projections regarding lower restrictions and improving sales in fiscal 2022; our projections regarding higher sales, gross profits, and operating income as markets reopen following the COVID-19 crisis; statements concerning our focus on private brand sales in fiscal 2022; our commitments to add new leadership in international markets and enhanced strategies to boost performance in fiscal 2022; statements relating to the impact of acquisition-related intangible amortization and associated expenses; statements relating to management’s usage of free cash flow; our expectations that the reimposition of additional COVID-19 restrictions would not have as severe an impact on our business as in the prior year; our expectations regarding the impact of the Delta variant on demand; our statements concerning temporary wage actions in the upcoming business recovery period; and statements concerning our implementation of cost-out programs to fund the snap-back and our growth agenda.

The success of our plans and expectations regarding our operating performance are subject to the general risks associated with our business, including the risks of interruption of supplies due to lack of long-term contracts, severe weather, crop conditions, work stoppages, intense competition, technology disruptions, dependence on large, long-term regional and national customers, inflation risks, the impact of fuel prices, adverse publicity, labor issues, political or financial instability, trade restrictions, tariffs, currency exchange rates, transport capacity and costs and other factors relating to foreign trade, any or all of which could delay our receipt of product or increase our input costs. Risks and uncertainties also include the impact and effects of public health crises, pandemics and epidemics, such as the COVID-19 pandemic, and the adverse impact thereof on our business, financial condition and results of operations, including, but not limited to, our growth, product costs, supply chain, labor availability, logistical capabilities, customer demand for our products and industry demand generally, consumer spending, our liquidity, the price of our securities and trading markets with respect thereto, our credit ratings, our ability to maintain compliance with the covenants in our credit agreement, our ability to access capital markets, and the global economy and financial markets generally. Risks and uncertainties also include risks impacting the economy generally, including the risks that the current general economic conditions will deteriorate, or consumer confidence in the economy or consumer spending, particularly on food-away-from-home, may decline. Market conditions may not improve. Competition and the impact of GPOs may reduce our margins and make it difficult for us to maintain our market share, growth rate and profitability. We may not be able to fully compensate for increases in fuel costs, and fuel hedging arrangements intended to contain fuel costs could result in above market fuel costs. Our ability to meet our long-term strategic objectives depends on our ability to grow gross profit, leverage our supply chain costs and reduce administrative costs. This will depend largely on the success of our various business initiatives, including efforts related to revenue management, expense management, our digital e-commerce strategy and any efforts related to restructuring or the reduction of administrative costs. There are various risks related to these efforts, including the risk that if sales from our locally managed customers do not grow at the same rate as sales from regional and national customers, or if we are unable to continue to accelerate local case growth, our gross margins may decline; the risk that we are unlikely to be able to predict inflation over the long term, and lower inflation is likely to produce lower gross profit; the risk that our efforts to mitigate increases in warehouse costs may be unsuccessful; the risk that we may not be able to accelerate and/or identify additional administrative cost savings in order to compensate for any gross profit or supply chain cost leverage challenges; the risk that these efforts may not provide the expected benefits in our anticipated time frame, if at all, and may prove costlier than expected; the risk that the actual costs of any initiatives may be greater or less than currently expected; and the risk of adverse effects to our business, results of operations and liquidity if past and future undertakings, and the associated changes to our business, do not prove to be cost effective or do not result in the cost savings and other benefits at the levels that we anticipate. Our plans related to and the timing of any initiatives are subject to change at any time based on management’s subjective evaluation of our overall business needs. If we are unable to realize the anticipated benefits from our efforts, we could become cost disadvantaged in the marketplace, and our competitiveness and our profitability could decrease. Adverse publicity about us or lack of confidence in our products could negatively impact our reputation and reduce earnings. Capital expenditures may vary based on changes in business plans and other factors, including risks related to the implementation of various initiatives, the timing and successful completion of acquisitions, construction schedules and the possibility that other cash requirements could result in delays or cancellations of capital spending. Periods of significant or prolonged inflation or deflation, either overall or in certain product categories, can have a negative impact on us and our customers, as high food costs can reduce consumer spending in the food-away-from-home market, and may negatively impact our sales, gross profit, operating income and earnings, and periods of deflation can be difficult to manage effectively. Fluctuations in inflation and deflation, as well as fluctuations in the value of foreign currencies, are beyond our control and subject to broader market forces. Expanding into international markets presents unique challenges and risks, including compliance with local laws, regulations and customs and the impact of local political and economic conditions, including the impact of Brexit and the “yellow vest” protests in France against a fuel tax increase, pension reform and the French government, and such expansion efforts may not be successful. Any business that we acquire may not perform as expected, and we may not realize the anticipated benefits of our acquisitions. Expectations regarding the financial statement impact of any acquisitions may change based on management’s subjective evaluation. A divestiture of one or more of our businesses may not provide the anticipated effects on our operations. Meeting our dividend target objectives depends on our level of earnings, available cash and the success of our various strategic initiatives. Changes in applicable tax laws or regulations and the resolution of tax disputes could negatively affect our financial results. We rely on technology in our business and any cybersecurity incident, other technology disruption or delay in implementing new technology could negatively affect our business and our relationships with customers. For a discussion of additional factors impacting Sysco’s business, see our Annual Report on Form 10-K for the year ended June 27, 2020, as filed with the SEC, and our subsequent filings with the SEC. We do not undertake to update our forward-looking statements, except as required by applicable law.

About Sysco

Sysco is the global leader in selling, marketing and distributing food products to restaurants, healthcare and educational facilities, lodging establishments and other customers who prepare meals away from home. Its family of products also includes equipment and supplies for the foodservice and hospitality industries. With more than 58,000 associates, the company operates 343 distribution facilities worldwide and serves more than 650,000 customer locations. For fiscal 2021 that ended July 3, 2021, the company generated sales of more than $51 billion. Information about our CSR program, including Sysco’s 2020 Corporate Social Responsibility Report, can be found at sysco.com/csr2020report.

For more information, visit www.sysco.com or connect with Sysco on Facebook at www.facebook.com/SyscoFoods. For important news and information regarding Sysco, visit the Investor Relations section of the company’s Internet home page at investors.sysco.com, which Sysco plans to use as a primary channel for publishing key information to its investors, some of which may contain material and previously non-public information. In addition, investors should continue to review our news releases and filings with the SEC. It is possible that the information we disclose through any of these channels of distribution could be deemed to be material information.

Sysco Corporation and its Consolidated Subsidiaries

CONSOLIDATED RESULTS OF OPERATIONS

(In Thousands, Except for Share and Per Share Data)

	Quarter Ended		Year Ended
	Jul. 3, 2021	Jun. 27, 2020	Jul. 3, 2021	Jun. 27, 2020
Sales	$16,136,893	$8,866,564	$51,297,843	$52,893,310
Cost of sales	13,221,115	7,300,909	41,941,094	42,991,646

Gross profit	2,915,778	1,565,655	9,356,749	9,901,664
Operating expenses	2,346,094	2,097,235	7,919,507	9,152,159

Operating income (loss)	569,684	(531,580)	1,437,242	749,505
Interest expense	441,149	164,269	880,137	408,220
Other (income) expense, net	(13,483)	40,396	(27,623)	47,901

Earnings (loss) before income taxes	142,018	(736,245)	584,728	293,384
Income taxes	(9,075)	(117,826)	60,519	77,909

Net earnings (loss)	$151,093	$(618,419)	$524,209	$215,475

Net earnings (loss):
Basic earnings (loss) per share	$0.29	$(1.22)	$1.03	$0.42
Diluted earnings (loss) per share	0.29	(1.22)	1.02	0.42
Average shares outstanding	512,423,938	508,296,452	510,696,398	510,121,071
Diluted shares outstanding	516,036,842	508,296,452	513,555,088	514,025,974

Sysco Corporation and its Consolidated Subsidiaries

CONSOLIDATED BALANCE SHEETS

(In Thousands, Except for Share Data)

	Jul. 3, 2021	Jun. 27, 2020
ASSETS
Current assets
Cash and cash equivalents	$3,007,123	$6,059,427
Accounts receivable, less allowances of $117,695 and $334,810	3,781,510	2,893,551
Inventories	3,695,219	3,095,085
Prepaid expenses and other current assets	240,956	192,163
Income tax receivable	8,759	108,006

Total current assets	10,733,567	12,348,232
Plant and equipment at cost, less accumulated depreciation	4,326,063	4,458,567
Other long-term assets
Goodwill	3,944,139	3,732,469
Intangibles, less amortization	746,073	780,172
Deferred income taxes	352,523	194,115
Operating lease right-of-use assets, net	709,163	603,616
Other assets	602,011	511,095

Total other long-term assets	6,353,909	5,821,467

Total assets	$21,413,539	$22,628,266

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Notes payable	$8,782	$2,266
Accounts payable	4,884,781	3,447,065
Accrued expenses	1,814,837	1,616,289
Accrued income taxes	22,644	2,938
Current operating lease liabilities	102,659	107,167
Current maturities of long-term debt	486,141	1,542,128

Total current liabilities	7,319,844	6,717,853
Long-term liabilities
Long-term debt	10,588,184	12,902,485
Deferred income taxes	147,066	86,601
Long-term operating lease liabilities	634,481	523,496
Other long-term liabilities	1,136,480	1,204,953

Total long-term liabilities	12,506,211	14,717,535
Commitments and contingencies
Noncontrolling interest	34,588	34,265
Shareholders’ equity
Preferred stock, par value $1 per share Authorized 1,500,000 shares, issued none	—	—
Common stock, par value $1 per share Authorized 2,000,000,000 shares, issued 765,174,900 shares	765,175	765,175
Paid-in capital	1,619,995	1,506,901
Retained earnings	10,151,706	10,563,008
Accumulated other comprehensive loss	(1,148,764)	(1,710,881)
Treasury stock at cost, 253,342,595 and 256,915,825 shares	(9,835,216)	(9,965,590)

Total shareholders’ equity	1,552,896	1,158,613

Total liabilities and shareholders’ equity	$21,413,539	$22,628,266

Sysco Corporation and its Consolidated Subsidiaries

CONSOLIDATED CASH FLOWS

(In Thousands)

	53-Week Period Ended
	Jul. 3, 2021	Jun. 27, 2020
Cash flows from operating activities:
Net earnings	$524,209	$215,475
Adjustments to reconcile net earnings to cash provided by operating activities:
Share-based compensation expense	95,815	42,234
Depreciation and amortization	737,916	805,765
Operating lease asset amortization	113,906	108,376
Amortization of debt issuance and other debt-related costs	26,115	22,663
Deferred income taxes	(157,864)	(191,317)
Provision for losses on receivables	(152,740)	404,158
Loss on extinguishment of debt	293,897	—
Loss on sale of businesses	22,737	—
Goodwill impairment	—	203,206
Impairment of assets held for sale	—	55,942
Other non-cash items	(16,502)	(525)
Additional changes in certain assets and liabilities, net of effect of businesses acquired:
(Increase) decrease in receivables	(662,345)	915,717
(Increase) decrease in inventories	(551,405)	114,563
(Increase) decrease in prepaid expenses and other current assets	(32,577)	9,835
Increase (decrease) in accounts payable	1,459,222	(834,118)
Increase (decrease) in accrued expenses	167,181	(139,891)
Decrease in operating lease liabilities	(142,351)	(124,040)
Increase (decrease) in accrued income taxes	118,953	(102,678)
Decrease in other assets	18,822	20,666
Increase in other long-term liabilities	40,853	92,649

Net cash provided by operating activities	1,903,842	1,618,680

Cash flows from investing activities:
Additions to plant and equipment	(470,676)	(720,423)
Proceeds from sales of plant and equipment	59,147	28,717
Acquisition of businesses, net of cash acquired	—	(142,780)
Purchase of marketable securities	(53,148)	(11,424)
Proceeds from sales of marketable securities	35,979	20,532
Other investing activities	—	69,071

Net cash used for investing activities	(428,698)	(756,307)

Cash flows from financing activities:
Bank and commercial paper (repayments) borrowings, net	(826,182)	616,657
Other debt borrowings	1,484	6,783,562
Other debt repayments	(2,003,135)	(1,119,232)
Tender and redemption premiums for senior notes	(999,996)	—
Proceeds from stock option exercises	130,374	227,602
Stock repurchases	—	(844,699)
Dividends paid	(917,564)	(856,312)
Other financing activities (1)	(13,209)	(87,778)

Net cash (used for) provided by financing activities	(4,628,228)	4,719,800

Effect of exchange rates on cash, cash equivalents and restricted cash	94,614	(18,848)

Net (decrease) increase in cash and cash equivalents (2)	(3,058,470)	5,563,325
Cash, cash equivalents and restricted cash at beginning of period	6,095,570	532,245

Cash, cash equivalents and restricted cash at end of period (2)	$3,037,100	$6,095,570

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$877,512	$325,308
Income taxes, net of refunds	103,547	376,609

(1)	Change includes cash paid for shares withheld to cover taxes, debt issuance costs and other financing activities.
(2)	Change includes restricted cash included within other assets in the Consolidated Balance Sheet.

Sysco Corporation and its Consolidated Subsidiaries

Non-GAAP Reconciliation (Unaudited)

Impact of Certain Items

Sysco’s results of operations for fiscal 2021 and fiscal 2020 were impacted by restructuring and transformational project costs consisting of: (1) restructuring charges; (2) expenses associated with our various transformation initiatives; and (3) facility closure and severance charges, and by acquisition-related costs consisting of: (1) intangible amortization expense related to the fiscal 2017 acquisition of Cucina Lux Investments Limited (the Brakes Acquisition); and (2) due diligence and integration costs incurred in fiscal 2021 associated with the acquisition of Greco and Sons, which is expected to close in fiscal 2022. Our results for fiscal 2021 were also impacted by the reduction of bad debt expense previously recognized in fiscal 2020 due to the unexpected impact of the COVID-19 pandemic on the collectability of our pre-pandemic trade receivable balances, as well as non-operating gains and losses including (1) losses on the extinguishment of debt; (2) losses on the sale of businesses; and (3) gains on the sale of property.

Fiscal 2020 results of operations were also negatively impacted by costs arising from the COVID-19 pandemic, the most significant of which were (1) excess bad debt expense, as we experienced an increase in past due receivables and recognized additional bad debt charges; (2) goodwill and intangibles impairment charges; and (3) fixed asset impairment charges. While Sysco traditionally incurs bad debt expense, the magnitude of such expenses and benefits that we have experienced since the onset of the COVID-19 pandemic is not indicative of our normal operations. Our adjusted results have not been normalized in a manner that would exclude the full impact of the COVID-19 pandemic on our business. As such, Sysco has not adjusted its results for lost sales, inventory write-offs or other costs associated with the COVID-19 pandemic not previously stated.

The results of our foreign operations can be impacted due to changes in exchange rates applicable in converting local currencies to U.S. dollars. We measure our total Sysco and our International Foodservice Operations results on a constant currency basis. Constant currency operating results are calculated by translating current-period local currency operating results with the currency exchange rates used to translate the financial statements in the comparable prior-year period to determine what the current-period U.S. dollar operating results would have been if the currency exchange rate had not changed from the comparable prior-year period. The constant currency impact on our adjusted total Sysco and our adjusted International Foodservice Operations results are disclosed when the impact exceeds a defined threshold of greater than 1% on the growth metric. If the amount does not exceed this threshold, a disclosure will be made that the impact of the currency change was not significant.

Management believes that adjusting its operating expenses, operating income, interest expense, other (income) expense, net, net earnings and diluted earnings per share to remove these Certain Items and presenting its International Foodservice Operations results on a constant currency basis, provides an important perspective with respect to our underlying business trends and results and provides meaningful supplemental information to both management and investors that (1) is indicative of the performance of the company’s underlying operations and (2) facilitates comparisons on a year-over-year basis.

Although Sysco has a history of growth through acquisitions, the Brakes Group was significantly larger than the companies historically acquired by Sysco, with a proportionately greater impact on Sysco’s consolidated financial statements. Accordingly, Sysco is excluding from its non-GAAP financial measures for the relevant period the impact of acquisition-related intangible amortization specific to the Brakes Acquisition. We believe this approach significantly enhances the comparability of Sysco’s results for fiscal 2021 and fiscal 2020.

Set forth below is a reconciliation of sales, operating expenses, operating income, interest expense, other (income) expense net earnings and diluted earnings per share to adjusted results for these measures for the periods presented. Individual components of diluted earnings per share may not add up to the total presented due to rounding. Adjusted diluted earnings per share is calculated using adjusted net earnings divided by diluted shares outstanding.

Sysco Corporation and its Consolidated Subsidiaries

Non-GAAP Reconciliation (Unaudited)

Impact of Certain Items

(Dollars in Thousands, Except for Share and Per Share Data)

	14-Week Period Ended Jul. 3, 2021	13-Week Period Ended Jun. 27, 2020	Change in Dollars	% Change
Sales (GAAP)	$16,136,893	$8,866,564	$7,270,329	82.0%
Impact of currency fluctuations (1)	(253,081)	—	(253,081)	(2.9)

Comparable sales using a constant currency basis (Non-GAAP)	$15,883,812	$8,866,564	$7,017,248	79.1%

Gross profit (GAAP)	$2,915,778	$1,565,655	$1,350,123	86.2%
Impact of currency fluctuations (1)	(49,675)	—	(49,675)	(3.2)

Comparable gross profit using a constant currency basis (Non-GAAP)	$2,866,103	$1,565,655	$1,300,448	83.1%

Gross margin (GAAP)	18.07%	17.66%		41 bps
Impact of currency fluctuations (1)	(0.02)	—		-2 bps

Comparable Gross margin using a constant currency basis (Non-GAAP)	18.04%	17.66%		39 bps

Operating expenses (GAAP)	$2,346,094	$2,097,235	$248,859	11.9%
Impact of restructuring and transformational project costs (2)	(33,110)	(180,066)	146,956	81.6
Impact of acquisition-related costs (3)	(24,826)	(13,251)	(11,575)	(87.4)
Impact of bad debt reserve adjustments (4)	22,441	(169,903)	192,344	113.2
Impact of goodwill impairment	—	(134,481)	134,481	NM

Operating expenses adjusted for Certain Items (Non-GAAP)	2,310,599	1,599,534	711,065	44.5
Impact of currency fluctuations (1)	(47,200)	—	(47,200)	(3.0)

Comparable operating expenses adjusted for Certain Items using a constant currency basis (Non-GAAP)	$2,263,399	$1,599,534	$663,865	41.5%

Operating income (loss) (GAAP)	$569,684	$(531,580)	$1,101,264	207.2%
Impact of restructuring and transformational project costs (2)	33,110	180,066	(146,956)	(81.6)
Impact of acquisition-related costs (3)	24,826	13,251	11,575	87.4
Impact of bad debt reserve adjustments (4)	(22,441)	169,903	(192,344)	(113.2)
Impact of goodwill impairment	—	134,481	(134,481)	NM

Operating income (loss) adjusted for Certain Items (Non-GAAP)	605,179	(33,879)	639,058	NM
Impact of currency fluctuations (1)	(2,475)	—	(2,475)	(7.3)

Comparable operating income (loss) adjusted for Certain Items using a constant currency basis (Non-GAAP)	$602,704	$(33,879)	$636,583	NM

Interest expense (GAAP)	$441,149	$164,269	$276,880	168.6%
Impact of loss on extinguishment of debt	(293,897)	—	(293,897)	NM

Interest expense adjusted for Certain Items (Non-GAAP)	$147,252	$164,269	$(17,017)	(10.4)%

Other (income) expense (GAAP)	$(13,483)	$40,396	$(53,879)	133.4%
Impact of other non-routine gains and losses (5)	12,374	(46,968)	59,342	126.3

Other income adjusted for Certain Items (Non-GAAP)	$(1,109)	$(6,572)	$5,463	(83.1)%

Net earnings (loss) (GAAP)	$151,093	$(618,419)	$769,512	124.4%
Impact of restructuring and transformational project costs (2)	33,110	180,066	(146,956)	(81.6)
Impact of acquisition-related costs (3)	24,826	13,251	11,575	87.4
Impact of bad debt reserve adjustments (4)	(22,441)	169,903	(192,344)	(113.2)
Impact of goodwill impairment	—	134,481	(134,481)	NM
Impact of loss on extinguishment of debt	293,897	—	293,897	NM
Impact of other non-routine gains and losses (5)	(12,374)	46,968	(59,342)	(126.3)
Tax impact of restructuring and transformational project costs (6)	(5,530)	(32,926)	27,396	83.2

Tax impact of acquisition-related costs (6)	(4,204)	1,943	(6,147)	NM
Tax impact of bad debt reserves adjustments (6)	347	(30,454)	30,801	101.1
Tax impact of loss on extinguishment of debt (6)	(79,323)	—	(79,323)	NM
Tax impact of other non-routine gains and losses (6)	4,557	(12,644)	17,201	136.0
Impact of foreign tax rate change (7)	(17,649)	—	(17,649)	NM

Net earnings (loss) adjusted for Certain Items (Non-GAAP)	$366,309	$(147,831)	$514,140	NM

Diluted earnings (loss) per share (GAAP)	$0.29	$(1.22)	$1.51	123.8%
Impact of restructuring and transformational project costs (2)	0.06	0.35	(0.29)	(82.9)
Impact of acquisition-related costs (3)	0.05	0.03	0.02	66.7
Impact of bad debt reserve adjustments (4)	(0.04)	0.33	(0.37)	(112.1)
Impact of goodwill impairment	—	0.26	(0.26)	NM
Impact of loss on extinguishment of debt	0.57	—	0.57	NM
Impact of other non-routine gains and losses (5)	(0.02)	0.09	(0.11)	(122.2)
Tax impact of restructuring and transformational project costs (6)	(0.01)	(0.06)	0.05	83.3
Tax impact of acquisition-related costs (6)	(0.01)	—	(0.01)	NM
Tax impact of bad debt reserves adjustments (6)	—	(0.06)	0.06	NM
Tax impact of loss on extinguishment of debt (6)	(0.15)	—	(0.15)	NM
Tax impact of non-routine gains and losses (6)	0.01	(0.02)	0.03	150.0
Impact of foreign tax rate change (7)	(0.03)	—	(0.03)	NM

Diluted earnings (loss) per share adjusted for Certain Items (Non-GAAP) (8)	$0.71	$(0.29)	$1.00	NM

Diluted shares outstanding	516,036,842	508,296,452

(1)	Represents a constant currency adjustment, which eliminates the impact of foreign currency fluctuations on current year results.
(2)

Fiscal 2021 includes $17 million related to various transformation initiative costs, primarily consisting of changes to our business technology strategy and $16 million related to restructuring charges, facility closure and severance charges. Fiscal 2020 includes $165 million related to restructuring, facility closure and severance charges of which $75 million relates to severance charges, and $15 million related to various transformation initiative costs, primarily consisting of changes to our business technology strategy.

(3)

Fiscal 2021 represents $19 million of intangible amortization expense from the Brakes Acquisition, which is included in the results of International Foodservice, as well as $6 million of due diligence and integration costs related to Greco and Sons, which are included within Corporate expenses. Fiscal 2020 represents intangible amortization expense from the Brakes Acquisition.

(4)

Fiscal 2021 represents the reduction of bad debt charges previously taken on pre-pandemic trade receivable balances in fiscal 2020. Fiscal 2020 represents excess bad debt charges recognized on the increase in past due receivables arising from the COVID-19 pandemic.

(5)	Fiscal 2021 includes $9 million of gains on sale of property and other non-recurring items. Fiscal 2020 represents the impairment of assets held for sale.
(6)

The tax impact of adjustments for Certain Items is calculated by multiplying the pretax impact of each Certain Item by the statutory rates in effect for each jurisdiction where the Certain Item was incurred.

(7)	Fiscal 2021 represents a net benefit from remeasuring Sysco’s accrued income taxes, deferred tax asset and deferred tax liabilities due to changes in tax rates in the United Kingdom.
(8)

Individual components of diluted earnings per share may not add up to the total presented due to rounding. Total diluted earnings per share is calculated using adjusted net earnings divided by diluted shares outstanding.

NM represents that the percentage change is not meaningful.

Sysco Corporation and its Consolidated Subsidiaries

Non-GAAP Reconciliation (Unaudited)

Impact of Certain Items

(Dollars in Thousands, Except for Share and Per Share Data)

	53-Week Period Ended Jul. 3, 2021	52-Week Period Ended Jun. 27, 2020	Change in Dollars	% Change
Sales (GAAP)	$51,297,843	$52,893,310	$(1,595,467)	(3.0)%
Impact of currency fluctuations (1)	(454,004)	—	(454,004)	(0.9)

Comparable sales using a constant currency basis (Non-GAAP)	$50,843,839	$52,893,310	$(2,049,471)	(3.9)%

Gross profit (GAAP)	$9,356,749	$9,901,664	$(544,915)	(5.5)%
Impact of currency fluctuations (1)	(94,664)	—	(94,664)	(1.0)

Comparable gross profit using a constant currency basis (Non-GAAP)	$9,262,085	$9,901,664	$(639,579)	(6.5)%

Gross margin (GAAP)	18.24%	18.72%		-48 bps
Impact of currency fluctuations (1)	(0.03)	—		-3 bps

Comparable Gross margin using a constant currency basis (Non-GAAP)	18.22%	18.72%		-50 bps

Operating expenses (GAAP)	$7,919,507	$9,152,159	$(1,232,652)	(13.5)%
Impact of restructuring and transformational project costs (2)	(128,187)	(371,088)	242,901	65.5
Impact of acquisition-related costs (3)	(79,540)	(64,793)	(14,747)	(22.8)
Impact of bad debt reserve adjustments (4)	184,813	(323,403)	508,216	157.1
Impact of goodwill impairment	—	(203,206)	203,206	NM

Operating expenses adjusted for Certain Items (Non-GAAP)	7,896,593	8,189,669	(293,076)	(3.6)
Impact of currency fluctuations (1)	(104,438)	—	(104,438)	(1.3)

Comparable operating expenses adjusted for Certain Items using a constant currency basis (Non-GAAP)	$7,792,155	$8,189,669	$(397,514)	(4.9)%

Operating income (GAAP)	$1,437,242	$749,505	$687,737	91.8%
Impact of restructuring and transformational project costs (2)	128,187	371,088	(242,901)	(65.5)
Impact of acquisition-related costs (3)	79,540	64,793	14,747	22.8
Impact of bad debt reserve adjustments (4)	(184,813)	323,403	(508,216)	(157.1)
Impact of goodwill impairment	—	203,206	(203,206)	NM

Operating income adjusted for Certain Items (Non-GAAP)	1,460,156	1,711,995	(251,839)	(14.7)%
Impact of currency fluctuations (1)	9,774	—	9,774	(0.6)

Comparable operating income adjusted for Certain Items using a constant currency basis (Non-GAAP)	$1,469,930	$1,711,995	$(242,065)	(14.1)%

Interest expense (GAAP)	$880,137	$408,220	$471,917	115.6%
Impact of loss on extinguishment of debt	(293,897)	—	(293,897)	NM

Interest expense adjusted for Certain Items (Non-GAAP)	$586,240	$408,220	$178,020	43.6%

Other (income) expense (GAAP)	$(27,623)	$47,901	$(75,524)	157.7%
Impact of other non-routine gains and losses (5)	(10,460)	(46,968)	36,508	(77.7)

Other (income) expense adjusted for Certain Items (Non-GAAP)	$(38,083)	$933	$(39,016)	NM

Net earnings (GAAP)	$524,209	$215,475	$308,734	143.3%
Impact of restructuring and transformational project costs (2)	128,187	371,088	(242,901)	(65.5)
Impact of acquisition-related costs (3)	79,540	64,793	14,747	22.8
Impact of bad debt reserve adjustments (4)	(184,813)	323,403	(508,216)	(157.1)
Impact of goodwill impairment	—	203,206	(203,206)	NM
Impact of loss on extinguishment of debt	293,897	—	293,897	NM
Impact of other non-routine gains and losses (5)	10,460	46,968	(36,508)	(77.7)
Tax impact of restructuring and transformational project costs (6)	(32,416)	(90,683)	58,267	64.3

Tax impact of acquisition-related costs (6)	(19,675)	(13,641)	(6,034)	(44.2)
Tax impact of bad debt reserves adjustments (6)	46,260	(76,864)	123,124	160.2
Tax impact of loss on extinguishment of debt (6)	(79,323)	—	(79,323)	NM
Tax impact of other non-routine gains and losses (6)	(2,692)	(12,644)	9,952	78.7
Impact of foreign tax rate change (7)	(23,197)	924	(24,121)	NM

Net earnings adjusted for Certain Items (Non-GAAP)	$740,437	$1,032,025	$(291,588)	(28.3)%

Diluted earnings per share (GAAP)	$1.02	$0.42	$0.60	142.9%
Impact of restructuring and transformational project costs (2)	0.25	0.72	(0.47)	(65.3)
Impact of acquisition-related costs (3)	0.15	0.13	0.02	15.4
Impact of bad debt reserve adjustments (4)	(0.36)	0.63	(0.99)	(157.1)
Impact of goodwill impairment	—	0.40	(0.40)	NM
Impact of loss on extinguishment of debt	0.57	—	0.57	NM
Impact of other non-routine gains and losses (5)	0.02	0.09	(0.07)	(77.8)
Tax impact of restructuring and transformational project costs (6)	(0.06)	(0.18)	0.12	66.7
Tax impact of acquisition-related costs (6)	(0.04)	(0.03)	(0.01)	(33.3)
Tax impact of bad debt reserves adjustments (6)	0.09	(0.15)	0.24	160.0
Tax impact of loss on extinguishment of debt (6)	(0.15)	—	(0.15)	—
Tax impact of non-routine gains and losses (6)	(0.01)	(0.02)	0.01	50.0
Impact of foreign tax rate change (7)	(0.05)	—	(0.05)	NM

Diluted earnings per share adjusted for Certain Items (Non-GAAP) (8)	$1.44	$2.01	$(0.57)	(28.4)%

Diluted shares outstanding	513,555,088	514,025,974

(1)	Represents a constant currency adjustment, which eliminates the impact of foreign currency fluctuations on current year results.
(2)

Fiscal 2021 includes $72 million related to restructuring charges, facility closure and severance charges and $56 million related to various transformation initiative costs, primarily consisting of changes to our business technology strategy. Fiscal 2020 includes $265 million related to restructuring, facility closure and severance charges and $106 million related to various transformation initiative costs, primarily consisting of changes to our business technology strategy.

(3)

Fiscal 2021 represents $74 million of intangible amortization expense from the Brakes Acquisition, which is included in the results of International Foodservice, as well as $6 million of due diligence and integration costs related to Greco and Sons, which are included within Corporate expenses. Fiscal 2020 represents intangible amortization expense from the Brakes Acquisition.

(4)

Fiscal 2021 represents the reduction of bad debt charges previously taken on pre-pandemic trade receivable balances in fiscal 2020. Fiscal 2020 represents excess bad debt charges recognized on the increase in past due receivables arising from the COVID-19 pandemic.

(5)

Fiscal 2021 includes $23 million of loss from the sale of businesses, $9 million of gains on sale of property and other non-recurring gains and losses. Fiscal 2020 represents the impairment of assets held for sale.

(6)

The tax impact of adjustments for Certain Items is calculated by multiplying the pretax impact of each Certain Item by the statutory rates in effect for each jurisdiction where the Certain Item was incurred.

(7)	Fiscal 2021 represents a net benefit from remeasuring Sysco’s accrued income taxes, deferred tax asset and deferred tax liabilities due to changes in tax rates in the United Kingdom.
(8)

Individual components of diluted earnings per share may not add up to the total presented due to rounding. Total diluted earnings per share is calculated using adjusted net earnings divided by diluted shares outstanding.

NM represents that the percentage change is not meaningful.

Sysco Corporation and its Consolidated Subsidiaries

Segment Results

Non-GAAP Reconciliation (Unaudited)

Impact of Certain Items on Applicable Segments

(Dollars in Thousands)

	14-Week Period Ended Jul. 3, 2021	13-Week Period Ended Jun. 27, 2020	Change in Dollars	%/bps Change
U.S. FOODSERVICE OPERATIONS
Sales (GAAP)	$11,518,926	$6,114,931	$5,403,995	88.4%
Gross Profit (GAAP)	2,214,821	1,165,551	1,049,270	90.0%
Gross Margin (GAAP)	19.23%	19.06%		17 bps
Operating expenses (GAAP)	$1,377,419	$1,124,986	$252,433	22.4%
Impact of restructuring and transformational project costs	(46)	(938)	892	95.1
Impact of bad debt reserve adjustments (1)	19,811	(123,424)	143,235	116.1

Operating expenses adjusted for Certain Items (Non-GAAP)	$1,397,184	$1,000,624	$396,560	39.6%

Operating income (GAAP)	$837,402	$40,565	$796,837	NM
Impact of restructuring and transformational project costs	46	938	(892)	(95.1)
Impact of bad debt reserve adjustments (1)	(19,811)	123,424	(143,235)	(116.1)

Operating income adjusted for Certain Items (Non-GAAP)	$817,637	$164,927	$652,710	NM

INTERNATIONAL FOODSERVICE OPERATIONS
Sales (GAAP)	$2,496,030	$1,361,109	$1,134,921	83.4%
Impact of currency fluctuations (2)	(247,000)	—	(247,000)	(18.1)

Comparable sales using a constant currency basis (Non-GAAP)	$2,249,030	$1,361,109	$887,921	65.2%

Gross Profit (GAAP)	$496,010	$263,037	$232,973	88.6%
Impact of currency fluctuations (2)	(47,813)	—	(47,813)	(18.2)

Comparable gross profit using a constant currency basis (Non-GAAP)	$448,197	$263,037	$185,160	70.4%

Gross Margin (GAAP)	19.87%	19.33%		54 bps
Impact of currency fluctuations (2)	(0.06)	—		-6 bps

Comparable gross margin using a constant currency basis (Non-GAAP)	19.93%	19.33%		60 bps

Operating expenses (GAAP)	$526,440	$640,339	$(113,899)	(17.8)%
Impact of restructuring and transformational project costs (3)	(14,115)	(117,597)	103,482	88.0
Impact of acquisition-related costs (4)	(18,959)	(13,251)	(5,708)	(43.1)
Impact of bad debt reserve adjustments (1)	2,631	(42,002)	44,633	106.3
Impact of goodwill impairment	—	(134,481)	134,481	NM

Operating expenses adjusted for Certain Items (Non-GAAP)	495,997	333,008	162,989	48.9
Impact of currency fluctuations (2)	(44,683)	—	(44,683)	(13.4)

Comparable operating expenses adjusted for Certain Items using a constant currency basis (Non-GAAP)	$451,314	$333,008	$118,306	35.5%

Operating loss (GAAP)	$(30,430)	$(377,302)	$346,872	91.9%
Impact of restructuring and transformational project costs (3)	14,115	117,597	(103,482)	(88.0)
Impact of acquisition-related costs (4)	18,959	13,251	5,708	43.1
Impact of bad debt reserve adjustments (1)	(2,631)	42,002	(44,633)	(106.3)
Impact of goodwill impairment	—	134,481	(134,481)	NM

Operating income (loss) adjusted for Certain Items (Non-GAAP)	13	(69,971)	69,984	100.0
Impact of currency fluctuations (2)	(3,131)	—	(3,131)	(4.5)

Comparable operating loss adjusted for Certain Items using a constant currency basis (Non-GAAP)	$(3,118)	$(69,971)	$66,853	95.5%

SYGMA
Sales (GAAP)	$1,873,357	$1,288,928	$584,429	45.3%
Gross Profit (GAAP)	159,696	114,446	45,250	39.5%
Gross Margin (GAAP)	8.52%	8.88%		-35 bps
Operating expenses (GAAP)	$142,999	$105,298	$37,701	35.8%
Impact of restructuring and transformational project costs	—	(2,131)	2,131	NM

Operating expenses adjusted for Certain Items (Non-GAAP)	$142,999	$103,167	$39,832	38.6%

Operating income (GAAP)	$16,697	$9,148	$7,549	82.5%
Impact of restructuring and transformational project costs	—	2,131	(2,131)	NM

Operating income adjusted for Certain Items (Non-GAAP)	$16,697	$11,279	$5,418	48.0%

OTHER
Sales (GAAP)	$248,580	$101,596	$146,984	144.7%
Gross Profit (GAAP)	46,286	24,636	21,650	87.9%
Gross Margin (GAAP)	18.62%	24.25%		-563 bps
Operating expenses (GAAP)	$51,543	$46,483	$5,060	10.9%
Impact of restructuring and transformational project costs	(956)	—	(956)	NM
Impact of bad debt reserve adjustments (1)	(1)	(4,477)	4,476	100.0

Operating expenses adjusted for Certain Items (Non-GAAP)	$50,586	$42,006	$8,580	20.4%

Operating loss (GAAP)	$(5,257)	$(21,847)	$16,590	75.9%
Impact of restructuring and transformational project costs	956	—	956	NM
Impact of bad debt reserve adjustments (1)	1	4,477	(4,476)	(100.0)

Operating loss adjusted for Certain Items (Non-GAAP)	$(4,300)	$(17,370)	$13,070	75.2%

CORPORATE
Gross Profit (GAAP)	$(1,035)	$(2,015)	$980	48.6%
Operating expenses (GAAP)	$247,693	$180,129	$67,564	37.5%
Impact of restructuring and transformational project costs (5)	(17,993)	(59,400)	41,407	69.7
Impact of acquisition-related costs (6)	(5,867)	—	(5,867)	NM

Operating expenses adjusted for Certain Items (Non-GAAP)	$223,833	$120,729	$103,104	85.4%

Operating loss (GAAP)	$(248,728)	$(182,144)	$(66,584)	(36.6)%
Impact of restructuring and transformational project costs (5)	17,993	59,400	(41,407)	(69.7)
Impact of acquisition-related costs (6)	5,867	—	5,867	NM

Operating loss adjusted for Certain Items (Non-GAAP)	$(224,868)	$(122,744)	$(102,124)	(83.2)%

TOTAL SYSCO
Sales (GAAP)	$16,136,893	$8,866,564	$7,270,329	82.0%
Gross Profit (GAAP)	2,915,778	1,565,655	1,350,123	86.2%
Gross Margin (GAAP)	18.07%	17.66%		41 bps
Operating expenses (GAAP)	$2,346,094	$2,097,235	$248,859	11.9%
Impact of restructuring and transformational project costs (3) (5)	(33,110)	(180,066)	146,956	81.6
Impact of acquisition-related costs (4) (6)	(24,826)	(13,251)	(11,575)	(87.4)
Impact of bad debt reserve adjustments (1)	22,441	(169,903)	192,344	113.2

Impact of goodwill impairment	—	(134,481)	134,481	NM

Operating expenses adjusted for Certain Items (Non-GAAP)	$2,310,599	$1,599,534	$711,065	44.5%

Operating income (loss) (GAAP)	$569,684	$(531,580)	$1,101,264	207.2%
Impact of restructuring and transformational project costs (3) (5)	33,110	180,066	(146,956)	(81.6)
Impact of acquisition-related costs (4) (6)	24,826	13,251	11,575	87.4
Impact of bad debt reserve adjustments (1)	(22,441)	169,903	(192,344)	(113.2)
Impact of goodwill impairment	—	134,481	(134,481)	NM

Operating income (loss) adjusted for Certain Items (Non-GAAP)	$605,179	$(33,879)	$639,058	NM

(1)

Fiscal 2021 represents the reduction of bad debt charges previously taken on pre-pandemic trade receivable balances in fiscal 2020. Fiscal 2020 represents excess bad debt charges recognized on the increase in past due receivables arising from the COVID-19 pandemic.

(2)	Represents a constant currency adjustment, which eliminates the impact of foreign currency fluctuations on current year results.
(3)	Includes restructuring, severance and facility closure costs primarily in Europe.
(4)	Represents intangible amortization expense from the Brakes Acquisition.
(5)	Includes various transformation initiative costs, primarily consisting of changes to our business technology strategy.
(6)	Represents due diligence and integration costs related to Greco and Sons, which are included within Corporate expenses.

NM represents that the percentage change is not meaningful.

Sysco Corporation and its Consolidated Subsidiaries

Segment Results

Non-GAAP Reconciliation (Unaudited)

Impact of Certain Items on Applicable Segments

(Dollars in Thousands)

	53-Week Period Ended Jul. 3, 2021	52-Week Period Ended Jun. 27, 2020	Change in Dollars	%/bps Change
U.S. FOODSERVICE OPERATIONS
Sales (GAAP)	$35,724,843	$36,774,146	$(1,049,303)	(2.9)%
Gross Profit (GAAP)	7,008,687	7,254,722	(246,035)	(3.4)%
Gross Margin (GAAP)	19.62%	19.73%		-11 bps
Operating expenses (GAAP)	$4,552,123	$5,251,563	$(699,440)	(13.3)%
Impact of restructuring and transformational project costs	(4,056)	(10,145)	6,089	60.0
Impact of bad debt reserve adjustments (1)	143,036	(230,654)	373,690	162.0

Operating expenses adjusted for Certain Items (Non-GAAP)	$4,691,103	$5,010,764	$(319,661)	(6.4)%

Operating income (GAAP)	$2,456,564	$2,003,159	$453,405	22.6%
Impact of restructuring and transformational project costs	4,056	10,145	(6,089)	(60.0)
Impact of bad debt reserve adjustments (1)	(143,036)	230,654	(373,690)	(162.0)

Operating income adjusted for Certain Items (Non-GAAP)	$2,317,584	$2,243,958	$73,626	3.3%

INTERNATIONAL FOODSERVICE OPERATIONS
Sales (GAAP)	$8,350,638	$9,672,190	$(1,321,552)	(13.7)%
Impact of currency fluctuations (2)	(444,380)	—	(444,380)	(4.6)

Comparable sales using a constant currency basis (Non-GAAP)	$7,906,258	$9,672,190	$(1,765,932)	(18.3)%

Gross Profit (GAAP)	$1,645,448	$1,955,190	$(309,742)	(15.8)%
Impact of currency fluctuations (2)	(91,444)	—	(91,444)	(4.7)

Comparable gross profit using a constant currency basis (Non-GAAP)	$1,554,004	$1,955,190	$(401,186)	(20.5)%

Gross Margin (GAAP)	19.70%	20.21%		-51 bps
Impact of currency fluctuations (2)	0.05	—		-5 bps

Comparable gross margin using a constant currency basis (Non-GAAP)	19.66%	20.21%		-56 bps

Operating expenses (GAAP)	$1,877,851	$2,326,597	$(448,746)	(19.3)%
Impact of restructuring and transformational project costs (3)	(66,147)	(191,900)	125,753	65.5
Impact of acquisition-related costs (4)	(73,673)	(64,793)	(8,880)	(13.7)
Impact of bad debt reserve adjustments (1)	36,214	(88,271)	124,485	141.0
Impact of goodwill impairment	—	(134,481)`	134,481	NM

Operating expenses adjusted for Certain Items (Non-GAAP)	1,774,245	1,847,152	(72,907)	(3.9)
Impact of currency fluctuations (2)	(100,945)	—	(100,945)	(5.5)

Comparable operating expenses adjusted for Certain Items using a constant currency basis (Non-GAAP)	$1,673,300	$1,847,152	$(173,852)	(9.4)%

Operating loss (GAAP)	$(232,403)	$(371,407)	$139,004	37.4%
Impact of restructuring and transformational project costs (3)	66,147	191,900	(125,753)	(65.5)
Impact of acquisition-related costs (4)	73,673	64,793	8,880	13.7
Impact of bad debt reserve adjustments (1)	(36,214)	88,271	(124,485)	(141.0)
Impact of goodwill impairment	—	134,481	(134,481)	NM

Operating (loss) income adjusted for Certain Items (Non-GAAP)	(128,797)	108,038	(236,835)	(219.2)
Impact of currency fluctuations (2)	9,501	—	9,501	(8.8)

Comparable operating (loss) income adjusted for Certain Items using a constant currency basis (Non-GAAP)	$(119,296)	$108,038	$(227,334)	(210.4)%

SYGMA
Sales (GAAP)	$6,498,601	$5,555,926	$942,675	17.0%
Gross Profit (GAAP)	554,014	483,494	70,520	14.6%
Gross Margin (GAAP)	8.53%	8.70%		-18 bps
Operating expenses (GAAP)	$501,360	$446,614	$54,746	12.3%
Impact of restructuring and transformational project costs	(7)	(5,793)	5,786	99.9

Operating expenses adjusted for Certain Items (Non-GAAP)	$501,353	$440,821	$60,532	13.7%

Operating income (GAAP)	$52,654	$36,880	$15,774	42.8%
Impact of restructuring and transformational project costs	7	5,793	(5,786)	(99.9)

Operating income adjusted for Certain Items (Non-GAAP)	$52,661	$42,673	$9,988	23.4%

OTHER
Sales (GAAP)	$723,761	$891,048	$(167,287)	(18.8)%
Gross Profit (GAAP)	160,394	218,884	(58,490)	(26.7)%
Gross Margin (GAAP)	22.16%	24.56%		-240 bps
Operating expenses (GAAP)	$160,790	$240,245	$(79,455)	(33.1)%
Impact of restructuring and transformational project costs	(956)	—	(956)	NM
Impact of bad debt reserve adjustments (1)	5,563	(4,478)	10,041	224.2
Impact of goodwill impairment	—	(11,660)	11,660	NM

Operating expenses adjusted for Certain Items (Non-GAAP)	$165,397	$224,107	$(58,710)	(26.2)%

Operating loss (GAAP)	$(396)	$(21,361)	$20,965	98.1%
Impact of restructuring and transformational project costs	956	—	956	NM
Impact of bad debt reserve adjustments (1)	(5,563)	4,478	(10,041)	(224.2)
Impact of goodwill impairment	—	11,660	(11,660)	NM

Operating loss adjusted for Certain Items (Non-GAAP)	$(5,003)	$(5,223)	$220	4.2%

CORPORATE
Gross Profit (GAAP)	$(11,794)	$(10,626)	$(1,168)	(11.0)%
Operating expenses (GAAP)	$827,383	$887,140	$(59,757)	(6.7)%
Impact of restructuring and transformational project costs (5)	(57,021)	(163,249)	106,228	65.1
Impact of acquisition-related costs (6)	(5,867)	—	(5,867)	NM
Impact of goodwill impairment	—	(57,066)	57,066	NM

Operating expenses adjusted for Certain Items (Non-GAAP)	$764,495	$666,825	$97,670	14.6%

Operating loss (GAAP)	$(839,177)	$(897,766)	$58,589	6.5%
Impact of restructuring and transformational project costs (5)	57,021	163,249	(106,228)	(65.1)
Impact of acquisition-related costs (6)	5,867	—	5,867	NM
Impact of goodwill impairment	—	57,066	(57,066)	NM

Operating loss adjusted for Certain Items (Non-GAAP)	$(776,289)	$(677,451)	$(98,838)	(14.6)%

TOTAL SYSCO
Sales (GAAP)	$51,297,843	$52,893,310	$(1,595,467)	(3.0)%
Gross Profit (GAAP)	9,356,749	9,901,664	(544,915)	(5.5)%
Gross Margin (GAAP)	18.24%	18.72%		-48 bps
Operating expenses (GAAP)	$7,919,507	$9,152,159	$(1,232,652)	(13.5)%
Impact of restructuring and transformational project costs (3) (5)	(128,187)	(371,087)	242,900	65.5

Impact of acquisition-related costs (4) (6)	(79,540)	(64,793)	(14,747)	(22.8)
Impact of bad debt reserve adjustments (1)	184,813	(323,403)	508,216	157.1
Impact of goodwill impairment	—	(203,207)	203,207	NM

Operating expenses adjusted for Certain Items (Non-GAAP)	$7,896,593	$8,189,669	$(293,076)	(3.6)%

Operating income (GAAP)	$1,437,242	$749,505	$687,737	91.8%
Impact of restructuring and transformational project costs (3) (5)	128,187	371,087	(242,900)	(65.5)
Impact of acquisition-related costs (4) (6)	79,540	64,793	14,747	22.8
Impact of bad debt reserve adjustments (1)	(184,813)	323,403	(508,216)	(157.1)
Impact of goodwill impairment	—	203,207	(203,207)	NM

Operating income adjusted for Certain Items (Non-GAAP)	$1,460,156	$1,711,995	$(251,839)	(14.7)%

(1)

Fiscal 2021 represents the reduction of bad debt charges previously taken on pre-pandemic trade receivable balances in fiscal 2020. Fiscal 2020 represents excess bad debt charges recognized on the increase in past due receivables arising from the COVID-19 pandemic.

(2)	Represents a constant currency adjustment, which eliminates the impact of foreign currency fluctuations on current year results.
(3)	Includes restructuring, severance and facility closure costs primarily in Europe.
(4)	Represents intangible amortization expense from the Brakes Acquisition.
(5)	Includes various transformation initiative costs, primarily consisting of changes to our business technology strategy.
(6)	Fiscal 2021 represents due diligence and integration costs related to the acquisition of Greco and Sons in the first quarter of fiscal 2022.

NM represents that the percentage change is not meaningful.

Sysco Corporation and its Consolidated Subsidiaries

Non-GAAP Reconciliation (Unaudited)

Free Cash Flow

(In Thousands)

Free cash flow represents net cash provided from operating activities less purchases of plant and equipment and includes proceeds from sales of plant and equipment. Sysco considers free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business after the purchases and sales of buildings, fleet, equipment and technology, which may potentially be used to pay for, among other things, strategic uses of cash including dividend payments, share repurchases and acquisitions. However, free cash flow may not be available for discretionary expenditures, as it may be necessary that we use it to make mandatory debt service or other payments. Free cash flow should not be used as a substitute for the most comparable GAAP measure in assessing the company’s liquidity for the periods presented. An analysis of any non-GAAP financial measure should be used in conjunction with results presented in accordance with GAAP. In the table that follows, free cash flow for each period presented is reconciled to net cash provided by operating activities.

	53-Week Period Ended Jul. 3, 2021	52-Week Period Ended Jun. 27, 2020	53-Week Period Change in Dollars
Net cash provided by operating activities (GAAP)	$1,903,842	$1,618,680	$285,162
Additions to plant and equipment	(470,676)	(720,423)	249,747
Proceeds from sales of plant and equipment	59,147	28,717	30,430

Free Cash Flow (Non-GAAP)	$1,492,313	$926,974	$565,339

Sysco Corporation and its Consolidated Subsidiaries

Non-GAAP Reconciliation (Unaudited)

Impact of Certain Items on Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)

(Dollars in Thousands)

EBITDA represents net earnings (loss) plus (i) interest expense, (ii) income tax expense and benefit, (iii) depreciation and (iv) amortization. The net earnings (loss) component of our EBITDA calculation is impacted by Certain Items that we do not consider representative of our underlying performance. As a result, in the non-GAAP reconciliations below for each period presented, adjusted EBITDA is computed as EBITDA plus the impact of Certain Items, excluding Certain items related to interest expense, income taxes, depreciation and amortization. Sysco’s management considers growth in this metric to be a measure of overall financial performance that provides useful information to management and investors about the profitability of the business, as it facilitates comparison of performance on a consistent basis from period to period by providing a measurement of recurring factors and trends affecting our business. Additionally, it is a commonly used component metric used to inform on capital structure decisions. Adjusted EBITDA should not be used as a substitute for the most comparable GAAP measure in assessing the company’s financial performance for the periods presented. An analysis of any non-GAAP financial measure should be used in conjunction with results presented in accordance with GAAP. In the tables that follow, adjusted EBITDA for each period presented is reconciled to net earnings (loss).

	14-Week Period Ended Jul. 3, 2021	13-Week Period Ended Jun. 27, 2020	Change in Dollars	% Change
Net earnings (loss) (GAAP)	$151,093	$(618,419)	$769,512	(124.4)%
Interest (GAAP)	441,149	164,269	276,880	168.6
Income taxes (GAAP)	(9,075)	(117,826)	108,751	(92.3)
Depreciation and amortization (GAAP)	195,445	247,177	(51,732)	(20.9)

EBITDA (Non-GAAP)	$778,612	$(324,799)	$1,103,411	NM
Certain Item adjustments:
Impact of restructuring and transformational project costs (1)	31,440	116,218	(84,778)	(72.9)%
Impact of acquisition-related costs	5,867	—	5,867	NM
Impact of bad debt reserve adjustments (2)	(22,441)	169,903	(192,344)	(113.2)
Impact of goodwill impairment	—	134,481	(134,481)	NM
Impact of other non-routine gains and losses (3)	(12,374)	46,968	(59,342)	(126.3)

EBITDA adjusted for Certain Items (Non-GAAP) (4)	$781,104	$142,771	$638,333	NM

(1)	Includes various transformation initiative costs, primarily consisting of changes to our business technology strategy, excluding charges related to accelerated depreciation.

(2)

Fiscal 2021 represents the reduction of bad debt charges previously taken on pre-pandemic trade receivable balances in fiscal 2020. Fiscal 2020 represents excess bad debt charges recognized on the increase in past due receivables arising from the COVID-19 pandemic.

(3)	Fiscal 2021 includes $9 million of gains on sale of property and other non-recurring items. Fiscal 2020 represents the impairment of assets held for sale.

(4)

In arriving at adjusted EBITDA, Sysco does not adjust out interest income of $2 million and $5 million for fiscal 2021 and fiscal 2020, respectively, or non-cash stock compensation expense of $30 million for fiscal 2021 and $22 million of non-cash stock compensation benefit for fiscal 2020.

	53-Week Period Ended Jul. 3, 2021	52-Week Period Ended Jun. 27, 2020	Change in Dollars	% Change
Net earnings (loss) (GAAP)	$524,209	$215,475	$308,734	143.3%
Interest (GAAP)	880,137	408,220	471,917	115.6
Income taxes (GAAP)	60,519	77,909	(17,390)	(22.3)
Depreciation and amortization (GAAP)	737,916	805,765	(67,849)	(8.4)

EBITDA (Non-GAAP)	$2,202,781	$1,507,369	$695,412	46.1%
Certain Item adjustments:
Impact of restructuring and transformational project costs (1)	120,693	290,284	(169,591)	(58.4)%
Impact of acquisition-related costs	5,867	—	5,867	NM
Impact of bad debt reserve adjustments (2)	(184,813)	323,403	(508,216)	(157.1)
Impact of goodwill impairment	—	203,206	(203,206)	NM
Impact of other non-routine gains and losses (3)	10,460	46,968	(36,508)	(77.7)

EBITDA adjusted for Certain Items (Non-GAAP) (4)	$2,154,988	$2,371,230	$(216,242)	(9.1)%

(1)	Includes various transformation initiative costs, primarily consisting of changes to our business technology strategy, excluding charges related to accelerated depreciation.
(2)

Fiscal 2021 represents the reduction of bad debt charges previously taken on pre-pandemic trade receivable balances in fiscal 2020. Fiscal 2020 represents excess bad debt charges recognized on the increase in past due receivables arising from the COVID-19 pandemic.

(3)

Fiscal 2021 includes $23 million of loss from the sale of businesses, $9 million of gains on sale of property and other non-recurring items. Fiscal 2020 represents the impairment of assets held for sale.

(4)

In arriving at adjusted EBITDA, Sysco does not adjust out interest income of $15 million and $12 million or non-cash stock compensation expense of $96 million and $42 million for fiscal 2021 and fiscal 2020, respectively.